EXHIBIT 99.1

Company Contact:

Mark L. Weinstein, President & CEO

Ted I. Kaminer, CFO

Tel: (267) 757-3000

Porter, LeVay & Rose, Inc.

Linda Decker, VP - Investor Relations

Margarerit Drgos, VP – Media Relations

Jeff Myhre, VP - Editorial

Tel: (212) 564-4700

BIO-IMAGING TECHNOLOGIES REPORTS SERVICE REVENUE INCREASE OF 21.3%,

OPERATING INCOME UP 39.5% AND BACKLOG UP 18.2%

NEWTOWN, PA, August 4, 2004 — Bio-Imaging Technologies, Inc. (NASDAQ NMS: BITI), today announced its financial results for the second quarter ended June 30, 2004.

Financial Highlights for the quarter include:

•	Service revenues increased to $6.5 million, or 21.3%, year over year on 153 projects for 69 clients.

•	Operating income increased to $714,000, or 39.5%, year over year.

•	Net income increased to $416,000, $0.04 per fully diluted share, or 20.9%, year over year; the net income in the second quarter of 2004 reflects a full effective tax rate of 41% versus 26% in 2003.

•	Backlog increased to $44.8 million, or 18.2%, year over year.

Mark L. Weinstein, President and Chief Executive Officer of Bio-Imaging, said, “We are pleased that during the second quarter of 2004, our percentage increase in operating income continues to outpace our percentage increase in service revenues, indicating that our efforts to improve operating procedures and efficiencies are yielding positive results. “

Mr. Weinstein said, “The results for the second quarter of 2004 include $240,000 of operating expenses related to our CapMed division with minimal associated revenues. During the quarter, we have made significant progress in refining our Personal Health Management products and executing our marketing strategy. At this point we have a number of proposals outstanding with pharmaceutical companies, hospital systems and electronic medical record (EMR) vendors to distribute our CapMed Personal Health Record and Personal HealthKey™. We believe that the continued emphasis on improving patient care, reducing medical errors and reducing overall health costs will be drivers to the growth of the personal electronic medical records market.”

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Mr. Weinstein concluded, “We are pleased with the operating results of the second quarter of 2004 and as a result, we are re-confirming our guidance for the 2004 fiscal year of revenues in the range of $29 - $31 million and earnings per share, assuming an effective tax rate of approximately 41%, of $0.13 to $0.15 per share. In addition, we are actively pursuing several opportunities to broaden and strengthen our core business through potential alliances and acquisitions.”

Management of Bio-Imaging Technologies, Inc. will host a conference call today at 11:00 a.m. EDT to discuss the Company’s financial results and achievements. Those who wish to participate in the conference call may telephone (888) 335-6674 approximately 15 minutes before the call. There will be a simultaneous webcast on www.bioimaging.com. A digital replay will be available by telephone for two weeks and may be accessed by dialing (877) 519-4471, from the U.S., or (973) 341-3080, for international callers, and entering PIN #5005344. The replay will also be on the website under “Investor Relations” at www.bioimaging.com for two weeks.

Bio-Imaging Technologies, Inc. is a healthcare contract service organization providing services that support the product development process of the pharmaceutical, biotechnology and medical device industries. The Company has specialized in assisting its clients in the design and management of the medical-imaging component of clinical trials since 1990. Bio-Imaging serves its clients on a global basis through its US Core Lab in Newtown, PA, its European Core Lab in Leiden, The Netherlands, and business offices in Massachusetts, the United Kingdom and Germany. Through its recently acquired CapMed division, Bio-Imaging provides the Personal HealthKey™ technology and the Personal Health Record (PHR) software allowing patients to better monitor and manage their health care information.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Company’s critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

- FINANCIAL TABLES TO FOLLOW -

BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	06/30/04	06/30/03	06/30/04	06/30/03
Service revenues	6,507	5,364	12,440	10,461
Reimbursement revenues	848	805	1,539	1,413

Total revenues	$7,355	$6,169	$13,979	$11,874

Costs and expenses:
Cost of revenues	4,632	4,129	8,897	8,076
General & admin. expenses	1,157	998	2,217	1,911
Sales & marketing expenses	852	530	1,504	982

Total cost and expenses	6,641	5,657	12,618	10,969

Income from operations	714	512	1,361	905

Interest income (expense)	(8)	(43)	9	(70)

Income before taxes	706	469	1,370	835
Income tax provision	290	124	558	234

Net income	416	345	812	601

Basic earnings per share	$0.04	$0.04	$0.08	$0.07

Weighted average number of shares - basic	10,800	8,732	10,772	8,641

Diluted earnings per share	$0.04	$0.03	$0.07	$0.06

Weighted average number of shares - diluted	12,235	10,299	12,279	10,120

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Consolidated Balance Sheets

(In thousands)

(unaudited)

	June 30, 2004	December 31, 2003
ASSETS

Current assets:

Cash and cash equivalents	$12,514	$13,289
Accounts receivable	5,849	4,429
Prepaid expenses and other current assets	581	574
Deferred income taxes	1,108	1,614

Total current assets	20,052	19,906

Property & equipment net	4,871	4,662
Other assets	1,306	1,339

Total assets	$26,229	$25,907

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$1,172	$985
Accrued expenses and other current liabilities	656	1,603
Deferred revenue	3,279	3,070
Current maturities of capital lease obligations and convertible note	1,178	1,282

Total current liabilities	6,285	6,940
Long-term capital lease obligations	823	771
Deferred income taxes	615	661
Other liability	122	108

Total liabilities	7,845	8,480

Stockholders’ equity:
Common stock -	3	3
Additional paid-in capital	21,019	20,874
Accumulated deficit	(2,638)	(3,450)

Total stockholders’ equity	18,384	17,427

Total liabilities & stockholders’ equity	$26,229	$25,907

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	For the Six Months Ended
	06/30/04	06/30/03
Cash flows from operating activities:
Net income	812	601
Adjustments to reconcile net income to net cash provided by Operating activities:
Depreciation and amortization	857	488
Provision for deferred income taxes	592	—
Bad debt provision	16	—
Stock based compensation expense	6	—
Changes in operating assets and liabilities:
Increase in accounts receivable	(1,435)	(253)
Increase in prepaid expenses and other current assets	(8)	(169)
(Increase) decrease in other assets	(68)	12
Increase in accounts payable	187	172
(Decrease) increase in accrued expenses and other current liabilities	(953)	105
Increase in deferred revenue	208	897
Decrease in other liabilities	(77)	—

Net cash provided by operating activities	$137	$1,853

Cash flows from investing activities:
Purchases of property and equipment	(965)	(697)

Net cash used in investing activities	$(965)	$(697)

Cash flows from financing activities:
Payments under equipment lease obligations	(308)	(317)
Payments under promissory note	(83)	(83)
Proceeds from sales leaseback	340	—
Proceeds from exercise of stock options	104	175

Net cash provided by (used in) financing activities	$53	$(225)

Net (decrease) increase in cash and cash equivalents	(775)	931
Cash and cash equivalents at beginning of period	13,289	2,563

Cash and cash equivalents at end of period	$12,514	$3,494

Supplemental schedule of noncash investing and financing activities:
Equipment purchased under capital lease obligations	$340	$231

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